Exhibit 99.2

FOR IMMEDIATE RELEASE

August 17, 2020

S&P Global Announces Expiration of Tender Offer for Any and All of Its Outstanding

4.400% Senior Notes Due 2026, 6.550% Senior Notes Due 2037 and 4.500% Senior Notes due 2048

NEW YORK – S&P Global (NYSE: SPGI) (the “Company”) announced today that the previously announced cash tender offer by the Company for any and all of its outstanding 4.400% Senior Notes due 2026 (the “2026 Notes”), its 6.550% Senior Notes due 2037 (the “2037 Notes”) and its 4.500% Senior Notes due 2048 (the “2048 Notes” and together with the 2026 Notes and 2037 Notes, the “Notes”), expired on Friday, August 14, 2020 at 5:00 p.m., New York City time (the “Expiration Time”). The tender offer was made on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 10, 2020 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery attached to the Offer to Purchase (the “Notice of Guaranteed Delivery”). The tender offer is referred to as the “Offer.” The Offer to Purchase and the Notice of Guaranteed Delivery are referred to together as the “Offer Documents.”

According to information provided by D.F. King & Co., Inc., the tender agent and information agent for the Offer, (i) $228,394,000, or 25.38%, of the $900,000,000 aggregate principal amount of the 2026 Notes, (ii) $3,839,000, or 1.29%, of the $297,021,000 aggregate principal amount of the 2037 Notes and (iii) $217,178,000, or 43.44%, of the $500,000,000 aggregate principal amount of the 2048 Notes had been validly tendered and delivered (and not validly withdrawn) in the Offer at or prior to the Expiration Time. In addition, $456,000 aggregate principal amount of 2026 Notes and $267,000 aggregate principal amount of 2048 Notes remain subject to guaranteed delivery procedures. Payment for the Notes purchased pursuant to the Offer is intended to be made on or around August 17, 2020 (the “Settlement Date”), and payment for the Notes tendered pursuant to a Notice of Guaranteed Delivery and purchased pursuant to the Offer, is intended to be made on or around August 19, 2020 (the “Guaranteed Delivery Settlement Date”).

As previously announced, the applicable “Tender Offer Consideration” will be $1,198.50 for each $1,000 principal amount of 2026 Notes, $1,569.12 for each $1,000 principal amount of 2037 Notes and $1,424.44 for each $1,000 principal amount of 2048 Notes, plus accrued and unpaid interest to, but not including, the Settlement Date, payable on the Settlement Date or the Guaranteed Delivery Settlement Date, as applicable. The Offer will be funded from the net proceeds from the recently completed sale by the Company on August 13, 2020 of its 1.250% Senior Notes due 2030 and 2.300% Senior Notes due 2060.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC acted as dealer managers for the Offer.

This press release shall not constitute an offer to buy or a solicitation of an offer to sell any Notes. The Offer was made solely pursuant to the Offer Documents and was not made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Forward-Looking Statements: This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this press release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would.”

For example, management may use forward-looking statements when addressing topics such as the timing for completion of the Offer, including the acceptance for purchase of any Notes validly tendered, and the expected Settlement Date. The Company cannot give assurance that such statements will prove correct. Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements include, among other things, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the closing of the Company’s offering of notes and the risks and uncertainties described in the Offer Documents and in the Company’s filings with the SEC, including the “Risk Factors” section in the Company’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in any subsequent document it files with the SEC. Accordingly, the Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made, except as required by applicable law.

About S&P Global S&P Global is the world’s foremost provider of credit ratings, benchmarks and analytics in the global capital and commodity markets, offering ESG solutions, deep data, and insights on critical business factors. We’ve been providing essential intelligence that unlocks opportunity, fosters growth, and accelerates progress for more than 160 years. Our divisions include S&P Global Ratings, S&P Global Market Intelligence, S&P Dow Jones Indices, and S&P Global Platts.

Contact:

Investor Relations:

Chip Merritt

Senior Vice President, Investor Relations

(212) 438-4321 (office)

chip.merritt@spglobal.com

News Media:

David Guarino

Chief Communications Officer

(212) 438-1471 (office)

dave.guarino@spglobal.com

SOURCE S&P Global